UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2014

HERON LAKE BIOENERGY, LLC
(Exact name of small business issuer as specified in its charter)

Minnesota	000-51825	41-2002393
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

91246 390th Avenue, Heron Lake, MN	56137-1375
(Address of principal executive offices)	(Zip Code)

(507) 793-0077
(Issuer's telephone number)

Item 1.01. Entry into a Material Definitive Agreement.

Credit Facility with AgStar Financial Services, FCLA

On July 30, 2014, Heron Lake BioEnergy, LLC (the “Company”) entered into a new master loan agreement and related loan documents (the “Credit Facility”) the with AgStar Financial Services, FCLA (“AgStar”).  The Credit Facility provides the Company with a new comprehensive revolving term loan commitment in the amount of $28 million (the “Term Revolving Loan”), under which AgStar agreed to make one or more advances to the Company for use by the Company to repay the Company's debt currently outstanding with AgStar, provide a loan financing to Agrinatural Gas, LLC, the Company's indirect subsidiary, provide working capital to the Company, and pay fees and expenses in connection with the Company's refinancing. Following the loan closing, we had approximately $7.5 million outstanding on the Term Revolving Loan.

The material terms of the Term Revolving Loan include the following:

•
Amounts borrowed by the Company under the Term Revolving Loan and repaid or prepaid may be re-borrowed at any time prior to the March 1, 2022 maturity date, provided that outstanding advances may not exceed the amount of the Term Revolving Loan commitment. Under the terms of the Credit Facility, the Term Revolving Loan commitment is scheduled to decline by $3.5 million annually, beginning on March 1, 2015 and each anniversary date thereafter. In the event any amount is outstanding on the Term Revolving Loan in excess of the new credit limit, the Company agreed to repay principal on the loan until we reach the new credit limit.

•
Interest on the Term Revolving Loan accrues at t a variable rate equal to 3.25% above the One-Month London Interbank Offered Rate (“LIBOR”) Index rate. The interest rate is subject to weekly adjustment.  The Company may elect to enter into a fixed interest rate on this loan at various times throughout the term of the loan as provided in the loan agreements. The Company is required to pay monthly interest on the Term Revolving Loan by the 20th day of each month continuing until the Term Revolving Loan maturity date.

•
The Company also agreed to pay an unused commitment fee on the unused portion of the Term Revolving Loan commitment at the rate of 0.050% per annum, payable monthly in arrears by the 20th day following each month during the term of the Term Revolving Loan.

•	The Term Revolving Loan is subject to a prepayment fee for any prepayment on the Term Loan prior to July 1, 2016 due to refinancing.

The Credit Facility contains customary financial and affirmative covenants and negative covenants for loans of this type and size to ethanol companies.  Financial covenants under the Credit Facility include (i) maintenance of at least $8 million in Working Capital, measured monthly on a unconsolidated basis beginning on July 31, 2014; (ii) maintenance of Net Worth of not less than $32 million, measured monthly on a unconsolidated basis beginning on July 31, 2014; (iii) maintenance of an Debt Service Coverage Ratio of not less than 1.15 to 1.00, measured annually at the end of each fiscal year on a unconsolidated basis beginning on October 31, 2014.

The Credit Facility provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, the following: nonpayment of principal or interest; breach of covenants or other agreements in the Credit Facility; defaults in failure to pay certain other indebtedness; and certain events of bankruptcy or insolvency. If any event of default occurs, the remaining principal balance and accrued interest on the Credit Facility will become immediately due and payable.

In exchange for the Credit Facility, the Company entered into customary loan documents and certificates, including:

•	a Security Agreement granting AgStar a first lien security interest in all of our equipment and other assets; and

•
a Real Estate Mortgage, Assignment of Rents and Profits and Fixture Financing Statement encumbering on a first lien basis all the Company’s real property and improvements, including the ethanol production facility located in Heron Lake, Minnesota;

•
Guaranties from the Company’s wholly-owned subsidiaries Lakefield Farmers Elevator, LLC and HLBE Pipeline Company, LLC, under which the subsidiaries guaranteed full payment and performance of the Company’s obligations to AgStar.

In the event we default on our loans with AgStar, AgStar may foreclose on our assets, including both our real property (including the plant) and our machinery and equipment.

The foregoing summaries of the Credit Facility do not purport to be complete and are subject to and qualified in their entirety by reference to the master loan agreement and related loan documents, which will be attached as exhibits to the Company’s next Quarterly Report on Form 10-Q for the period ending July 31, 2014.

Administrative Agency Agreement

As part of the Credit Facility closing, we entered into an Administrative Agency Agreement with CoBank, ACP (“CoBank”).  CoBank purchased a participation interest in the AgStar loans and was appointed the administrative agent for the purpose of servicing the loans.  As a result, CoBank will act as the agent for AgStar with respect to the Credit Facility.  The Company agreed to pay CoBank an annual fee of $2,500 as the agent for Ag Star.

Loan Agreement with Agrinatural Gas, LLC

On August 5, 2014, Company entered into a loan agreement and related loan documents (the “Loan Agreement”) with Agrinatural Gas, LLC (“Agrinatural”).  Agrinatural is a pipeline company formed to construct, own, and operate a natural gas pipeline that provides natural gas to the Company’s ethanol plant through a connection with the natural gas pipeline facilities of Northern Border Pipeline Company in Cottonwood County, Minnesota. The Company owns 73% of Agrinatural through the Company’s wholly-owned subsidiary HLBE Pipeline Company, LLC. The remaining 27% is owned by Rural Energy Solutions, LLC.

Under the Loan Agreement, the Company agreed to make a five-year term loan in the principal amount of $3.05 million to Agrinatural (the “Term Loan”) for use by Agrinatural to repay approximately $1.4 million of its outstanding debt and provide approximately $1.6 million of working capital to Agrinatural. Interest on the Term Loan accrues at t a variable rate equal to the One-Month LIBOR rate plus 4.0%, with the interest rate capped and not to exceed 6.0% per annum.  The interest rate is subject to weekly adjustment.  Prior to January 1, 2015, Agrinatural is required to pay only monthly interest on the Term Loan by the first day of each month.  Commencing January 1, 2015, principal of the Term Loan shall be payable in equal monthly installments of $50,834, plus accrued interest, on the first day of each month though November 1, 2019. The entire principal balance and accrued and unpaid interest on the Term Loan is due and payable in full on the maturity date of December 1, 2019.

The Loan Agreement contains customary financial and affirmative covenants and negative covenants for loans of this type and size.  The financial covenants include (i) maintenance of at least $400,000 in Working Capital, measured monthly on a unconsolidated basis beginning on December 31, 2014; and (ii) maintenance of an Debt Service Coverage Ratio of not less than 2.00 to 1.00 at the end of fiscal year 2014 and for each fiscal year thereafter of not less 1.20 to 1.00.

The Loan Agreement provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, the following: nonpayment of principal or interest; breach of covenants or other agreements in the Loan Agreement; defaults in failure to pay certain other indebtedness; and certain events of bankruptcy or insolvency. If any event of default occurs, the unpaid principal balance and accrued interest on the Term Loan will become immediately due and payable.

In exchange for the Loan Agreement, the Agrinatural executed a Security Agreement granting the Company a first lien security interest in all of Agrinatural's equipment and assets and a Collateral Assignment assigning the Company all of Agrinatural's interests in its contracts, leases, easements and other agreements. In addition, Rural Energy Solutions, LLC, the minority owner of Agrinatual ("RES"), executed a guarantee under which RES guaranteed full payment and performance of 27% of Agrinatural's obligations to the Company.

Item 1.02. Termination of a Material Definitive Agreement.

The information disclosed in Item 1.01 is incorporated by reference into this Item 1.02.

On July 30, 2014, using funds from the Credit Facility that the Company executed with AgStar, the Company repaid the entire outstanding balance of our credit facilities under the Sixth Amended and Restated Master Loan Agreement dated May 17, 2013 with AgStar.  Our credit facilities with AgStar prior to the payoff included our term loan and term revolving loan.  The balance of the AgStar loans that the Company paid off were approximately $21 million.  AgStar canceled its mortgage and security interest in all of our assets.  We will have no further obligations under our prior AgStar credit facilities. There were no penalties associated with the termination of the previous facilities.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERON LAKE BIOENERGY, LLC

Date: August 11, 2014	/s/ Stacie Schuler
Stacie Schuler, Chief Financial Officer